UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 23, 2015

E-QURE CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 000-54862

Delaware	47-1691054
(State of Incorporation)	(I.R.S. Employer Identification No.)

20 West 64th Street, Suite 39G, New York, NY	10023
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: (972) 54 42777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On June 6, 2014, E-Qure Corp., a Delaware corporation (the "Registrant") entered into an agreement (the Agreement") with Austen Biolnnovation Institute in Akron, Ohio ("ABIA"), a copy of which was attached as exhibit 10.8 to the Registration's Form S-1 filed with the SEC on September 5, 2014. The Agreement was for purpose of ABIA, on behalf of the Registrant: (i) obtaining an Investigational Device Exemption (IDE) approval from the FDA; and (ii) conducting a clinical trial for the Registrant's BST Device, a prerequisite for securing FDA approval in the U.S. market.

On December 18, 2015, the Registrant confirmed certain information that it had received from ABIA that, while ABIA still anticipated that it would be able to provide the Registrant with a final draft of the IDE application, ABIA had sustained financial difficulties and key personnel losses that would likely adversely effect its ability to perform under the Agreement on a timely basis, if at all. As a result, the Registrant requested that ABIA fully refund the monies paid to ABIA under the Agreement. In addition, the Registrant agreed to engage a professional regulatory consultant, who was a former member of ABIA's regulatory staff, to serve as the Registrant's FDA regulatory consultant on an interim basis, subject to the execution of a separate services agreement. The Registrant is also evaluating the advisability of engaging another firm to replace ABIA, which process may be expected to delay the IDE approval process for the BST Device.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-QURE CORP.

By:	/s/ Ohad Goren
Name:	Ohad Goren
Title:	Chief Executive Officer

Date: December 23, 2015